EXHIBIT 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Separation Agreement”) is made by and between Health Care REIT, Inc., together with its affiliates, subsidiaries, divisions, joint ventures, predecessors, successors and assigns (the “Company”) and John T. Thomas, on behalf of himself and his heirs, executors, administrators, successors, and assigns (collectively referred to herein as “Employee”) (Company and Employee shall be collectively referred to herein as “Parties”).

RECITALS

WHEREAS, Employee is employed by the Company; and

WHEREAS, Company and Employee have entered into an Employment Agreement dated January 19, 2009 (the “Employment Agreement”);

WHEREAS, Employee has agreed to voluntarily resign his employment with Company, pursuant to Section 5(d) of the Employment Agreement, effective July 25, 2012 (the “Termination Date”) and Company has agreed to accept a shortened notice period than that required under the Employment Agreement;

WHEREAS, Employee is not entitled to receive severance pay under the Employment Agreement or otherwise pursuant to a voluntary resignation;

WHEREAS, Employee is not entitled to receive continued coverage of medical and dental insurance under the insurance programs maintained by the Company at the Company’s expense under the Employment Agreement or otherwise;

WHEREAS, Employee is not entitled to accelerated vesting of any restricted stock or stock options currently held by Employee but scheduled to vest in on dates following the Termination Date;

WHEREAS, Employee elects to receive severance pay, continued coverage of medical and dental insurance under the insurance programs maintained by the Company at the Company’s expense, and accelerated vesting of stock and stock options under this Separation Agreement under the terms and conditions set forth below;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the Company and the Employee (collectively referred to as the “Parties”) hereby agree as follows:

The above recitals are hereby incorporated into this Separation Agreement.

1.         Last Day of Employment.  Employee's employment with the Company terminated on July 25, 2012 (the “Termination Date”).

2.         Consideration.   In consideration for Employee’s execution of this Separation Agreement and compliance with its terms, Company agrees, after Employee executes this Agreement and after the expiration of the revocation period required by the Older Workers’ Benefit Protection Act as set forth in Paragraph 21 below (the “Effective Date”):

a.                   to pay to Employee Four Hundred Seventy Two Thousand Seven Hundred and Seven Dollars and Sixty Eight Cents ($472,707.68), less lawful deductions (the “Severance Pay”).  Company shall issue Employee an IRS Form W-2 for this amount.  Payment of the Severance Pay shall be made as follows:

            (1)        Two Hundred Twenty Thousand Seven Hundred and Seven Dollars and Sixty Eight Cents ($220,707.68), less applicable withholdings, will be payable in equal bi-monthly installments, according to the Company’s regular payroll schedule, commencing no later than the second payroll period following the Effective Date, and ending on December 31, 2012.

            (2)        One Hundred Thousand Dollars ($100,000.00), less applicable withholdings, to be payable in a lump-sum on December 31, 2012.

            (3)        One Hundred and Fifty Two Thousand Dollars ($152,000.00), less applicable withholdings, will be payable in equal bi-monthly installments, according to the Company’s regular payroll schedule, commencing on January 15, 2013 and ending on July 31, 2013.

            b.         if Employee properly and timely elects to continue coverage under the Company’s group medical, dental and/or vision insurance plans in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the cost of the premium for such coverage through July 31, 2013 (the “COBRA Payment Period”), provided, however, that such payments shall cease if Employee becomes eligible to participate in the medical, dental and/or vision insurance plans of a third party employer at any time prior to the expiration of the COBRA Payment Period.  Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for the remainder of the COBRA period, at Employee’s own expense, consistent with the provisions of COBRA. Company shall issue Employee an IRS Form 1099 for these payments.

            c.         to immediately accelerate, effective on the Effective Date, the vesting of 8,470 shares of restricted stock currently held by Employee under the 2005 Long-Term Incentive Plan but not scheduled to vest until January 15, 2013.

d.         to immediately accelerate options for the purchase of 13,156 shares of the Company’s common stock which are currently held by the Employee under the 2005 Long-Term Incentive Plan but not scheduled to vest until January 15, 2013, such that these options shall be immediately exercisable at the original strike price and in the same manner as such options were available for exercise during Employee’s period of employment, as of the Effective Date and for a period of twelve (12) months following the Effective Date.  In addition, all options that are vested and unexercised immediately prior to the Effective Date shall be exercisable for a period of twelve (12) months following the Effective Date.

3.         Additional Consideration.  In consideration for Employee's irrevocable execution of this Agreement and compliance with its terms, if the Company achieves the objectives set forth in a letter addressed to Employee dated the Effective Date (the "Letter") by December 31, 2012 and the Employee has cooperated and provided requested assistance in the achievement of those objectives (as determined by the Company in its sole and absolute discretion), then the Company will make an additional payment to Employee, no later than January 31, 2013, of up to One Hundred Fifty Thousand Dollars ($150,000.00), less applicable withholdings.

4.         No Consideration Absent Execution of this Separation Agreement.  Employee understands and agrees that Employee would not receive the monies or benefits specified in Paragraphs 2 and 3 above, except for Employee’s execution of this Separation Agreement and fulfillment of the promises contained herein.

5.         Release of All Claims.  Employee knowingly and voluntarily releases and forever discharges, to the fullest extent permitted by law, Company, its insurers and reinsurers, successors and assigns, and their current and former employees, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their employee benefit plans and programs and their administrators and fiduciaries, all of whom are intended third-party beneficiaries of this Separation Agreement (collectively referred to throughout the remainder of this Separation Agreement as “Releasees”), to the full extent permitted by law, of and from any and all claims, known and unknown, asserted or unasserted, which the Employee has or may have against Releasees as of the date of execution of this Separation Agreement, including, but not limited to, any alleged violation of:

▪     Title VII of the Civil Rights Act of 1964;

▪     The Civil Rights Act of 1991;

▪     The Equal Pay Act;

▪     Sections 1981 through 1988 of Title 42 of the United States Code;

▪     The Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);

▪     The Immigration Reform and Control Act;

▪     The Americans with Disabilities Act of 1990;

▪     The Age Discrimination in Employment Act of 1967 (“ADEA”);

▪     The Worker Adjustment and Retraining Notification Act;

▪     The Family and Medical Leave Act;

▪     The Fair Credit Reporting Act;

▪     The Sarbanes-Oxley Act of 2002;

▪     The Occupational Safety and Health Act;

▪     The Genetic Information Nondiscrimination Act of 2008;

▪     Ohio Civil Rights Act, O.R.C. § 4112.01 et seq.;

▪     Ohio Age Discrimination in Employment Act,  O.R.C. § 4112.14;

▪     Ohio Whistleblower Protection Act, O.R.C. § 4113.51 et seq.;

▪     Ohio Statutory Provisions Regarding Retaliation/Discrimination for Pursuing a Workers Compensation Claim, O.R.C. § 4123.90;

▪     Ohio Minimum Fair Wages Act, O.R.C. § 4111.01 et seq.;

▪     Ohio Wage Payment Act, O.R.C. § 4113.15;

▪     Ohio Uniformed Services Employment and Reemployment Act, Ohio Rev. Code §§ 5903.01, 5903.02;

▪     any other federal, state or local law, rule, regulation, or ordinance;

▪     any public policy, contract, tort, or common law; or

▪     any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

Employee agrees not to assist other in asserting legal claims against the Company except that this prohibition shall not apply to assistance with agency proceedings or when Employee is compelled by subpoena or law to provide information or testimony.

6.         Acknowledgments and Affirmations.  Employee affirms that Employee has not filed, nor caused to be filed, nor is Employee presently a party to, or a witness in connection with, any claim, complaint or action against Releasees in any legal or administrative forum.

Employee affirms that Employee has been paid for and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions or benefits are due to Employee.

Employee affirms that all of Company’s decisions regarding Employee's pay and benefits through the date of Employee's separation of employment were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

Employee affirms that Employee has no known workplace injuries or occupational diseases and that Employee has been granted or has not been denied any leave to which Employee was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

Employee affirms that Employee has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies and Employee’s agreement(s) with Company and/or common law.

Employee affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by Company or its officers, including any allegations of corporate fraud.

Both Parties acknowledge that this Separation Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Employee agrees that if such an administrative claim is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies.

7.         Non-Competition, Non-Solicitation and Non-Disclosure.

a.         The Employee will not, for a period of one (1) year from the Effective Date of this Agreement (the "Restricted Period"), engage in any business activities on behalf of any enterprise in the United States which competes with the Company in the business of: (i) ownership or operation of Health Care Facilities (defined below); (ii) investment in or lending to health care related enterprises (including, without limitation, owners or developers of Health Care Facilities); (iii) management of Health Care Facilities; or (iv) provision of any planning or development services for Health Care Facilities.  “Health Care Facilities” means any senior housing facilities or facilities used or intended primarily for the delivery of health care services, including, without limitation, any active adult communities, independent living facilities, assisted living facilities, skilled nursing facilities, inpatient rehabilitation facilities, ambulatory surgery centers, medical office buildings, hospitals of any kind, or any similar types of facilities or projects.  The Employee will be deemed to be engaged in such competitive business activities if he participates in such a business enterprise as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; provided that the ownership of no more than two percent (2%) of the stock of a publicly traded Company engaged in a competitive business shall not be deemed to be engaging in competitive business activities. For the avoidance of doubt, (i) enterprises that compete with the Company are set forth in the Letter; and (ii) Employee will not be employed by or provide any consulting or other services for entities as set forth in the Letter.  The Employee will be deemed to be engaged in such competitive business activities if Employee participates in such a business enterprises as an employee, officer, director, consultant, agent, partner, proprietor, or other participant; proved that the ownership of no more than two percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaged in competitive business activities.

To assist Company in its reasonable enforcement of this provision, during the Restrictive Period, Employee will provide Company with written notice at least five (5) business days prior to accepting any employment or engagement as a consultant or contractor with a third party.  Such notice will include, at a minimum, the name and a description of the business of the prospective employer or engaging entity, as well as the proposed title and responsibilities of Employee.

b.                  Employee shall not, during the Restricted Period, solicit any employee or full time consultant of the Company for purposes of hiring or retaining such employee or consultant.

c.         Employee understands and agrees that during the course of his employment with the Company, Employee had access, in a position of trust and as a fiduciary, to proprietary and/or confidential information of the Company.  Employee agrees that Employee will not, at any time, disclose, divulge, transfer or provide access to, or use for the benefit of, any third party outside the Company (or any Releasee), any Proprietary Information of the Company without prior authorization of the Company. “Proprietary Information” shall mean any and all information or material of the Company and/or any Releasee which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including, without limitation: (i) information or material relating to the Company and/or any Releasee and its business as conducted or anticipated to be conducted; target clients, investment criteria, business or strategic plans; operations; past, current or anticipated investments, acquisitions, developments, services, products or software; customers or prospective customers; underwriting,  capital or analytical models or protocols; relations with business partners or prospective business partners; or research, development, property management, investment, purchasing, accounting, or marketing activities; (ii) information or material relating to the Company’s and/or any of Releasee’s properties, facilities, improvements, investments, discoveries, “know-how,” energy programs, technological developments, or unpublished writings or other works of authorship, or to the materials, contacts, techniques, processes, plans or methods used in the origination, development, management or marketing of the Company’s and/or any Releasee’s facilities, properties, investments, services, products or software; (iii) information on or material relating to the Company and/or any Releasee which when received is marked as “proprietary,” “private,” or “confidential” or which a reasonable person would recognize as proprietary, private or confidential; (iv) trade secrets of the Company and/or any Releasee; (v) information regarding the Company’s transactions, transaction structures, relationships, customers and clients; (vi) software of the Company and/or any Releasee in various stages of development, software designs, web-based solutions, specifications, programming aids, programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company and/or any Releasee; and (vii) any similar information of the type described above which the Company and/or any Releasee obtained from another party and which the Company and/or the Releasee treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company and/or the Releasee.  Notwithstanding the foregoing, “Proprietary Information” does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Employee outside the scope of employment or contrary to the requirements of this Separation  Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Separation  Agreement.

d.         Employee acknowledges and agrees that the provisions of this paragraph of the Separation Agreement are reasonable and appropriate in all respects, and in the event of any violation by Employee of any such provisions, the Company would suffer irreparable harm and its remedies at law would be inadequate.  Accordingly, in the event of any violation or attempted violation of any such provisions by Employee, the Company shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief.  Employee agrees to indemnify and hold the Company harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees that arise out of any breach by Employee of this Separation Agreement.  All rights and remedies of the Company under this Separation Agreement are cumulative and in addition to all other rights and remedies which may be available to the Company from time to time, under any other agreement, at law, or in equity.

e.         The Parties agree that if the scope and enforceability of any covenant contained within this Paragraph 7 is in anyway disputed, a court of competent jurisdiction (as described in Paragraph 14, below) may modify and enforce the covenant to the extent that the court determines that the covenant is reasonable under the circumstances existing at that time.

8.         Nondisparagement and Neutral Reference.  Employee will not make, participate in the making of, or encourage any other person to make public statements, written or oral or by any other method of communication (including but not limited to emails, social media sites, message boards or web postings) which are intended to criticize, disparage or defame the good will or reputation of the Company, its investments,  products or services or any of its employees or former employees, officers or directors, except as may be specifically protected or required by law.  The Company shall instruct those who are Executive Officers and Senior Vice Presidents of the Company as of the date of Employee’s execution of this Agreement not to make or publish, whether orally, or in written or electronic form, any false or disparaging statements or comments which in any way relate to, refer to, or otherwise concern Employee.

            To the extent inquiries regarding Employee’s employment with Company are directed to Erin Ibele, Senior Vice President - Administration, prospective employers will be provided the dates of  Employee’s employment, his last salary, his volume of acquisitions and his position with Company.

9.         Cooperation after Termination.  Employee agrees to give prompt written notice to the Company of any claim or injury relating to the Company, and to fully cooperate in good faith and to the best of Employee’s ability with Company in connection with all pending, potential or future claims, investigations or actions that directly or indirectly relate to any transaction, event or activity about which the Employee may have knowledge because of Employee’s employment with Company, as long as such cooperation is scheduled by the Company, to the extent possible, to require only occasional efforts and to not conflict with any future employment. Such cooperation shall include all assistance that the Company, its counsel, or its representatives may reasonably request, including reviewing and interpreting documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness, as long as the Company provides legal representation.  The Company agrees to make every reasonable effort to provide Employee with reasonable notice in the event his participation is required and to reimburse Employee for reasonable out-of-pocket costs incurred by

Employee as the direct result of his participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company.

10.       Confidentiality and Return of Property.

            a.          Except to the extent that the Company has disclosed any of the terms hereof as required under any applicable securities or other laws or regulations, Employee agrees not to disclose any information regarding the existence or substance of this Separation Agreement, other than to Employee’s current or former spouse, significant other, tax advisor, and/or any attorney with whom Employee chooses to consult regarding Employee’s consideration of this Separation Agreement, or as otherwise specifically protected or required by law.  Employee specifically agrees that a breach of this provision by Employee’s current or former spouse, significant other, tax advisor, and/or attorney shall be deemed a breach by Employee.  Employee affirms that Employee has not made any disclosure prohibited by this Paragraph prior to signing this Separation Agreement.

b.         The Parties agree that nothing in this Separation Agreement is intended to limit or prohibit, or shall be construed as limiting or prohibiting, either Party from providing information in response to a lawfully issued subpoena or otherwise complying with any legal requirement.  Employee further agrees that Employee will not provide information or testimony in any court action against Company except pursuant to a lawful subpoena and that Employee will notify Company of any subpoena or informal request to testify in Court that Employee receives within 3 business days after Employee’s receipt of such subpoena or informal request.

c.         The Parties further agree that the existence and substance of this Separation Agreement also may be disclosed in order to enforce its terms.

            d.         Employee affirms that Employee has returned all of Company’s property, documents (including paper and electronic versions), and/or any confidential information in Employee’s possession or control.  Employee also affirms that Employee is in possession of all of Employee’s property that Employee had at Company’s premises and that Company is not in possession of any of Employee’s property.

11.       Code Section 409.  To the extent applicable, it is intended that this Separation Agreement comply with or, as applicable, constitute a short-term deferral or otherwise be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder ("Section 409A").  This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Separation Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).  Employee and Company agree that this termination of employment shall be considered a "separation from service" from the Company within the meaning of Section 409A.  To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts and benefits payable pursuant to this Separation Agreement that are not short-term deferrals or otherwise exempt from Section 409A, which would otherwise be provided during the six month period immediately following Employee's separation from service, shall instead be paid on the first business day after the date that is six months following Employee's termination of employment (or upon death, if earlier).  In addition, for purposes of this Separation Agreement, each amount to be paid or benefit to be provided to Employee pursuant to this Separation Agreement shall be construed as a separate identified payment for purposes of Section 409A.   Any reimbursement or advancement payable to Employee pursuant to this Separation Agreement shall be conditioned on the submission by Employee of all expense reports reasonably required under any applicable expense policy.  Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar years shall not affect the amount of expenses eligible for reimbursement, on in-kind benefit provided, during any other calendar year.  The right to any reimbursement or in-kind benefit pursuant to this Separation Agreement shall not be subject to liquidation or exchange for any other benefit.

12.       Consequences of Breach.   Employee acknowledges and agrees that in the event he should breach or violate any provision of this Separation Agreement, including but not limited to the obligations of strict confidentiality, non-disparagement, non-solicitation and non-competition, Employee shall be subject to legal action for such breach or violation and may be held liable to the Company and/or one or more of the Releasees for contractual and/or other legal or equitable remedies, including return of all Severance Pay and benefits  provided under Paragraphs 2 and 3 of this Separation Agreement.

13.       Successors and Assigns.  This Separation  Agreement will inure to the benefit of successors and assigns of the Company.  Notwithstanding anything contained in this Separation  Agreement to the contrary, the Company may assign this Separation Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.  Such assignment includes the assignment of rights and contractual duties. Employee does not have any right to assign Employee’s rights or delegate Employee’s obligations under this Separation Agreement to anyone.

14.       Governing Law and Interpretation.  This Separation Agreement shall be governed and conformed in accordance with the laws of Ohio without regard to its conflict of laws provisions.  In the event of a breach of any provision of this Separation Agreement, either Party may institute an action specifically to enforce any term or terms of this Separation Agreement and/or to seek any damages for breach.  Employee agrees that, in connection with any action, suit or other proceeding in connection with, arising out of or relating to this Separation Agreement all disputes shall be exclusively resolved by courts of competent jurisdiction sitting in Lucas County, Ohio, or the United States District Court for the Northern District of Ohio, as may be appropriate.   Employee hereby: (a) submits to the exclusive personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.

15.       Severability.   Should any provision of this Separation Agreement (other than the provisions of Paragraph 7, which shall be governed by the reformation provisions of Paragraph 7e) be declared illegal or unenforceable by any court of competent jurisdiction and should such provision be unable to be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Separation Agreement in full force and effect.

16.       Nonadmission of Wrongdoing.  The Parties agree that neither this Separation Agreement nor the furnishing of the consideration for this Separation Agreement shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

17.       Amendment.  This Separation Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Separation Agreement.

18.       Miscellaneous.

            a.         This Separation Agreement may be signed in counterparts, both of which shall be deemed an original, but both of which, taken together shall constitute the same instrument.  A signature made on a faxed or electronically mailed copy of the Separation Agreement or a signature transmitted by facsimile or electronic mail shall have the same effect as the original signature.

            b.         The section headings used in this Separation Agreement are intended solely for convenience of reference and shall not in any manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.

            c.         If Employee or Company fails to enforce this Separation Agreement or to insist on performance of any term, that failure does not mean a waiver of that term or of the Separation Agreement.  The Separation Agreement remains in full force and effect.

19.       Entire Agreement.  This Separation Agreement sets forth the entire agreement between the Parties hereto, and fully supersedes any prior agreements or understandings between the Parties. Employee acknowledges that Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Separation Agreement, except for those set forth in this Separation Agreement.

20.       Joint Participation and Negotiation of Agreement.   Each party has had the opportunity to obtain the advice of legal counsel and to review, comment upon, and negotiate this Separation  Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any Party or in favor of any Party.  This Separation  Agreement shall be construed in light of the fact that the Parties jointly prepared this Separation  Agreement, and any uncertainty or ambiguity shall not be interpreted against any one Party and in favor of the other.

21.       EMPLOYEE IS ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS SEPARATION AGREEMENT.  EMPLOYEE ALSO IS ADVISED TO CONSULT, AND AFFIRMS THAT HE HAS CONSULTED, WITH HIS ATTORNEY PRIOR TO SIGNING THIS SEPARATION AGREEMENT.

EMPLOYEE MAY REVOKE THIS SEPARATION AGREEMENT FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY HE SIGNS THIS SEPARATION AGREEMENT.  ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ERIN IBELE, SVP, ADMINISTRATION AND CORPORATE SECRETARY, HEALTH CARE REIT, INC. AND STATE, “I, JOHN THOMAS, HEREBY REVOKE MY ACCEPTANCE OF THE SEPARATION AGREEMENT AND GENERAL RELEASE.” THE REVOCATION MUST BE SENT BY CERTIFIED U.S. MAIL TO ERIN IBELE, SVP, ADMINISTRATION AND CORPORATE SECRETARY, HEALTH CARE REIT, INC., 4500 DORR STREET, TOLEDO, OHIO 43615-4040, AND POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EMPLOYEE SIGNS THIS SEPARATION AGREEMENT.

EMPLOYEE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS SEPARATION AGREEMENT, DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP TO TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

EMPLOYEE, FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS SEPARATION AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES AS OF THE DATE OF EXECUTION OF THIS SEPARATION AGREEMENT.

The Parties knowingly and voluntarily sign this Confidential Separation Agreement and General Release as of the date(s) set forth below:

                                                                                    Health Care REIT, Inc.

By: /s/ John Thomas                                                    By: /s/ Erin Ibele

            John Thomas                                                   Erin Ibele

                                                                                    SVP, Administration and Corporate Secretary

Date: July 25, 2012                                                     Date: July 25, 2012